Exhibit 10.1
ACCENTURE LTD
2001 SHARE INCENTIVE PLAN
RESTRICTED SHARE UNIT AGREEMENT
(Key Executive Performance-Based Award)
     Accenture Ltd, an exempted company registered in Bermuda (the “Company”), hereby grants, as of [___date___], to [___name___] (the “Participant”), a total number of [___number___] Restricted Share Units (“RSUs”), on the terms and conditions set forth herein. This grant is made pursuant to the terms of the Accenture Ltd 2001 Share Incentive Plan (the “Plan”), which Plan, as amended from time to time, is incorporated herein by reference and made a part of this Restricted Share Unit Agreement (this “Agreement”).
     Capitalized terms not otherwise defined in this Agreement shall have the same meaning ascribed to them in the Plan. The terms and conditions of the RSUs granted hereunder, to the extent not controlled by the terms and conditions contained in the Plan, are as follows:
     1. Performance-Based Vesting.
          (a) Performance Period. The RSUs shall vest, if at all, based upon the attainment of specific pre-established financial performance objectives (the “Performance Objectives”) by the Company for the period commencing on [___date___] and ending on [___date + [3] years___] (the “Performance Period”), as set forth in this Section 1.
          (b) Service Relationship. Except as provided in Section 2(a), RSUs that are unvested as of the termination of the Participant’s full-time employment status with the Company or any of its Subsidiaries (collectively, the “Constituent Companies”) shall be immediately forfeited as of such termination and the Company shall have no further obligations with respect thereto. Such employment status shall hereinafter be referred to in this Agreement as “Qualified Status.”
          (c) Total Shareholder Return.
          (i) Up to twenty-five percent (25%) of the RSUs granted to the Participant pursuant to this Agreement shall vest, if at all, based upon the Total Shareholder Return for the Company, as compared to the Comparison Companies, for the Performance Period in the manner set forth on Exhibit 1-A hereto.
          (ii) For purposes of this Agreement, Total Shareholder Return with respect to the Company and each of the Comparison Companies shall mean the quotient of (A) the Fair Value of the stock of the particular company or index on [___end date___], divided by (B) the Fair Value of the stock of such company or index on [___start date___]. For purposes of calculating a company’s Total Shareholder Return, the Fair Value of the stock of any company on [___end date___] shall be adjusted to reflect any and all cash, stock or in-kind dividends paid on the stock of such company during the Performance Period as follows: the Fair Value of the stock of the company on [___end date___] shall be multiplied by the sum of (Y) one (1) plus (Z) the number of whole and fractional shares of the stock of the company that (i) were actually received in respect of one share (or such greater number of shares that are deemed to have been held at such time pursuant to this clause (c)(ii)) by way of a stock dividend and (ii) would otherwise result assuming each cash dividend paid on the stock (or fair market value of any in-kind dividend, as determined by the Committee) of the company during the Performance Period was used to purchase additional whole and/or fractional shares of stock of the company on the record date of such dividend based on the fair market value of the stock of the company (as determined by the Committee), or with respect to the Company, the Fair Market Value of a Share, on the record date of such dividend.
          (iii) If at any time prior to the completion of the Performance Period, a Comparison Company ceases to be a publicly-traded company, merges or consolidates with another company, is acquired or disposes of a significant portion of its businesses as they exist on the date of this Agreement or experiences any other extraordinary event as determined by the Committee in its sole discretion, the Committee, in its sole discretion, may remove such Comparison Company.

          (iv) For purposes of this Agreement: (i) “Comparison Companies” shall mean Affiliated Computer Services, Inc. (ACS), BearingPoint, Inc. (BE), Cap Gemini S.A., Computer Sciences Corporation (CSC), Electronic Data Systems Corporation (EDS), EMC Corporation (EMC), First Data Corporation (FDC), Hewitt Associates, Inc. (HEW), Hewlett-Packard Company (HPQ), International Business Machines Corporation (IBM), Keane, Inc. (KEA), Oracle Corporation (ORCL), Sapient Corporation (SAPE), Sun Microsystems, Inc. (SUNW), Unisys Corporation (UIS) and the S&P 500 Index (SPX); and (ii) the “Fair Value” of (A) a share of stock of a company on a given date shall mean the average of the high and low trading price of the stock of the company, as reported on the principal exchange on which the stock of such company is traded (or, if the stock is not traded on an exchange but is quoted on Nasdaq or a successor quotation system, the average of the mean between the closing representative bid and asked prices for the stock) and (B) for the S&P 500 Index on a given date shall mean the average of the high and low values for such index as reported in the Wall Street Journal (or, if the S&P 500 Index is not reported in the Wall Street Journal, in such other reliable source as the Company may determine), in each case for the ten (10) consecutive trading days immediately preceding such date.
          (d) Operating Income Growth Rate. Up to 75% of the RSUs granted to the Participant pursuant to this Agreement shall vest, if at all, based upon the achievement of Operating Income targets by the Company for the Performance Period, as set forth on Exhibit 1-B hereto. For purposes of this Agreement:
          “Target Cumulative Operating Income” shall mean the aggregate of the “Operating Income Plan,” as approved by the Committee, for each of the Company’s [___number___] fiscal years during the Performance Period. Within a reasonable period following the availability of all relevant data (as determined by the Committee in its sole discretion), the Committee will approve the Company’s operating income plan for each applicable fiscal year during the Performance Period (each an “Operating Income Plan”).
          “Actual Cumulative Operating Income” shall mean the aggregate of the Company’s actual operating income for the Company’s [___number ___] fiscal years during the Performance Period, as determined from the Company’s final, audited financial statements for such fiscal years.
          In the event that, as determined in the sole discretion of the Committee and due to a required change in generally accepted accounting practices, a change in the accounting methods of the Company or an extraordinary and material event in the Company’s business (each of the foregoing events being referred to herein as a “Material Event”), Actual Cumulative Operating Income determined after the occurrence of a Material Event would be materially different as a result of the occurrence thereof, the Committee may instruct the Company to determine Actual Cumulative Operating Income for such period, solely for purposes of this Agreement, as if the Material Event had not happened or was not effective. Such instruction may be limited to apply to fiscal periods in which the applicable Operating Income Plan did not account for the occurrence of the Material Event.
          (e) Certification. No RSUs granted to the Participant hereunder shall vest in accordance with Sections 1(c) or (d) unless and until the Committee makes a certification in writing with respect to the achievement of the Performance Objectives for the Performance Period. Following the end of the Performance Period, the Committee shall review and determine whether the Performance Objectives have been met within a reasonable period following the availability of all data necessary to determine whether the Performance Objectives have been achieved, and not later than [___date___], shall certify such finding to the Company and to the Participant.
     2. Termination of Employment.
          (a) Termination as a result of death, Disability, or Involuntary Termination; Age-Based Contingent Vesting. Notwithstanding anything in Section 1 to the contrary, the RSUs granted hereunder shall vest upon the termination of the Participant’s Qualified Status as a result of death, Disability, Involuntary Termination or if, at the end of the Performance Period, Participant’s Qualified Status has terminated and Participant has attained a certain age, all as follows:
          (i) Termination as a result of death or Disability. In the event the Participant’s Qualified Status is terminated during the Performance Period as a result of death or Disability, the RSUs granted to the Participant hereunder shall remain outstanding throughout the Performance Period and shall vest, if at all, in accordance with Sections 1(c) or (d) upon completion of the Performance Period.
          (ii) Involuntary Termination. In the event the Participant’s Qualified Status is terminated during the Performance Period due to an Involuntary Termination, the RSUs granted to the Participant hereunder shall remain outstanding throughout the Performance Period. Upon completion of the Performance Period, the Participant shall vest in the number of RSUs granted hereunder equal to the product of (i) the aggregate number of RSUs that would otherwise vest upon completion of the Performance Period in accordance with

Sections 1(c) or (d), multiplied by (ii) a fraction, the numerator of which is the whole number of months that have elapsed from the commencement of the Performance Period through the effective date of the Participant’s Involuntary Termination and the denominator of which is [___number of months in Performance Period___].
          (iii) Age-Based Contingent Vesting. (A) Unless paragraph (B) or (C) below is also applicable, in the event that, as of the end of the Performance Period, the Participant is not in compliance with the provisions of Section 1(b) for any reason other than death, Disability, Involuntary Termination or termination for Cause and the Participant has attained the age of 52 prior to the commencement of or during the Performance Period, one-third of the RSUs granted to the Participant hereunder shall be deemed to remain outstanding throughout the Performance Period and shall vest, if at all, in accordance with Sections 1(c) and (d); provided, that, the foregoing shall not be applicable if the participant had not attained the age of 51 on or prior to the commencement of the Performance Period.
               (B) Unless paragraph (C) below is also applicable, in the event that, as of the end of the Performance Period, the Participant is not in compliance with the provisions of Section 1(b) for any reason other than death, Disability, Involuntary Termination or termination for Cause and the Participant has attained the age of 54 prior to the commencement of or during the Performance Period, two-thirds of the RSUs granted to the Participant hereunder shall be deemed to remain outstanding throughout the Performance Period and shall vest, if at all, in accordance with Sections 1(c) and (d).
               (C) In the event that, as of the end of the Performance Period, the Participant is not in compliance with the provisions of Section 1(b) for any reason other than death, Disability, Involuntary Termination or termination for Cause and the Participant has attained the age of 56 prior to the commencement of or during the Performance Period 100% of the RSUs granted to the Participant hereunder shall be deemed to remain outstanding throughout the Performance Period and shall vest, if at all, in accordance with Sections 1(c) and (d).
          (b) Termination for reasons other than death, Disability, Involuntary Termination or Specified Age Attainment. In the event the Participant’s Qualified Status is terminated during the Performance Period for any reason other than death, Disability, Involuntary Termination, except as set forth in Section 2(a)(iii) above, the RSUs granted hereunder shall be immediately forfeited as of such termination and the Company shall have no further obligation with respect thereto.
          (c) Definitions. For purposes of this Agreement, the following terms shall have the meaning specified below:
          (i) “Cause” shall mean “cause” as defined in any employment or consultancy agreement (or similar agreement) or in any letter of appointment then in effect between the Participant and the Company or any Affiliate or if not defined therein (it being the intent that the definition of “Cause” shall include, at a minimum, the acts set forth below), or if there shall be no such agreement, to the extent legally permissible, (a) the Participant’s embezzlement, misappropriation of corporate funds, or other material acts of dishonesty, (b) the Participant’s commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor, (c) engagement in any activity that the Participant knows or should know could harm the business or reputation of the Company or an Affiliate, (d) the Participant’s material failure to adhere to the Company’s or an Affiliate’s corporate codes, policies or procedures as in effect from time to time, (e) the Participant’s continued failure to meet minimum performance standards as determined by the Company or an Affiliate, (f) the Participant’s violation of any statutory, contractual, or common law duty or obligation to the Company or an Affiliate, including, without limitation, the duty of loyalty, or (g) the Participant’s material breach of any confidentiality or non-competition covenant entered into between the Participant and the Company or an Affiliate, including, without limitation, the covenants contained in this Agreement. The determination of the existence of Cause shall be made by the Company in good faith, which determination shall be conclusive for purposes of this Agreement.
          (ii) “Disability” shall mean “disability” (A) as defined in any employment or consultancy agreement (or similar agreement) or in any letter of appointment then in effect between the Participant and the Company or any Affiliate or (B) if not defined therein, or if there shall be no such agreement, as defined in the long-term disability plan maintained by the Constituent Company by which the Participant is employed or for which the Participant serves as a consultant or by appointment, as in effect from time to time, or (C) if there shall be no plan, the inability of the Participant to perform in all material respects his or her duties and responsibilities to the Constituent Companies for a period of six (6) consecutive months or for an aggregate period of nine (9) months in any twenty-four (24) consecutive month period by reason of a physical or mental incapacity.

          (iii) “Involuntary Termination” shall mean termination of Qualified Status, as applicable, with the Constituent Companies (other than for Cause) which is not voluntary and which is acknowledged as being “involuntary” in writing by an authorized officer of the Company.
     3. Form and Timing of Issuance or Transfer.
          (a) Vested RSUs. Distribution of RSUs shall be made hereunder only in respect of vested RSUs, and shall be made in Shares on a one-for-one basis; provided, however, that in lieu of Shares, fractional vested RSUs shall be distributed to the Participant in cash based upon the Fair Market Value of a Share at the time of distribution.
          (b) Distribution Date. Unless the Committee permits the Participant to elect to defer the issuance or transfer of Shares under this Agreement pursuant to Section 22 and such other terms and conditions established by the Committee (or its designee) in its sole discretion, vested RSUs, if any, shall be distributed to the Participant in the manner set forth in Section 3(a) on the date the Committee makes a certification in writing with respect to the achievement of the Performance Objectives for the Performance Period as provided in Section 1(e).
     4. Dividends. If on any date while RSUs are outstanding hereunder the Company shall pay any dividend on the Shares (other than a dividend payable in Shares), the number of RSUs granted to the Participant shall, as of such dividend payment date, be increased by a number of RSUs equal to: (a) the product of (i) the number of RSUs held by the Participant as of the related dividend record date, multiplied by (ii) the per Share amount of any cash dividend (or, in the case of any dividend payable in whole or in part other than in cash, the per Share value of such dividend, as determined in good faith by the Committee), divided by (b) the Fair Market Value of a Share on the payment date of such dividend. In the case of any dividend declared on Shares that is payable in the form of Shares, the number of RSUs granted to the Participant shall be increased by a number equal to the product of (x) the aggregate number of RSUs held by the Participant through the related dividend record date, multiplied by (y) the number of Shares (including any fraction thereof) payable as a dividend on a Share. Any additional RSUs granted to the Participant pursuant to this Section 4 during the Performance Period shall also be subject to the vesting requirements of Sections 1(c) and (d).
     5. Adjustments Upon Certain Events.
          (a) The grant of the RSUs shall not in any way affect the right or power of the Company to make adjustments, reclassification, or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.
          (b) In the event of any dividend or other distribution other than a cash dividend (whether in the form of Shares, other securities or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event (collectively, an “Adjustment Event”), the Committee may, in its sole discretion, (i) adjust the Shares or RSUs subject to this Agreement and (ii) adjust the methodology for calculating Total Shareholder Return and Operating Income in accordance with Sections 1(c) and (d) to reflect such Adjustment Event.
     6. Compliance, Cancellation and Rescission of Shares.
          (a) Upon any transfer or issuance of Shares underlying RSUs, the Participant shall certify in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of this Agreement and the Plan.

          (b) In the event the Participant’s Qualified Status with the Constituent Companies is terminated for Cause, or Participant otherwise takes such action that would constitute Cause, or if the Participant breaches any of the provisions of Section 7 of this Agreement, the Participant shall, to the extent legally permitted, transfer to the Company the Shares that have been issued or transferred under this Agreement (without regard to whether the Participant continues to own or control such previously delivered Shares) and the Participant shall bear all costs of issuance or transfer, including any transfer taxes that may be payable in connection with any transfer.
     7. Restrictive Covenants.
          (a) The Participant shall not, for a period of eighteen months following the termination of the Participant’s Qualified Status with the Constituent Companies:
          (i) associate (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise) with any Competitive Enterprise or any of the affiliates, related entities, successors, or assigns of any Competitive Enterprise; provided, however, that with respect to the equity of any Competitive Enterprise which is or becomes publicly traded, the Participant’s ownership as a passive investor of less than 1% of the outstanding publicly traded stock of a Competitive Enterprise shall not be deemed a violation of this Section 7(a)(i);
          (ii) directly or indirectly (A) solicit, or assist any other individual, person, firm or other entity in soliciting, any Client or Prospective Client for the purpose of performing or providing any Consulting Services; (B) perform or provide, or assist any other individual, person, firm or other entity in performing or providing, Consulting Services for any Client or Prospective Client; (C) interfere with or damage (or attempt to interfere with or damage) any relationship and/or agreement between the Company or any Affiliates and a Client or Prospective Client; or
          (iii) directly or indirectly, solicit, employ or retain, or assist any other individual, person, firm or other entity in soliciting, employing or retaining, any employee or other agent of the Company or an Affiliate, including, without limitation, any former employee or other agent of the Company, its Affiliates and/or their predecessors who ceased working for the Company, its Affiliates and/or their predecessors within an eighteen-month period before or after the date on which the Participant’s Qualified Status with the Constituent Companies terminated.
          (b) For purposes of this Agreement:
          (i) “Client” shall mean any person, firm, corporation or other organization whatsoever for whom the Company, its Affiliates and/or their predecessors provided services within an eighteen-month period before or after the date on which the Participant’s Qualified Status with the Constituent Companies terminated.
          (ii) “Competitive Enterprise” shall mean a business enterprise that engages in, or owns or controls a significant interest in any entity that engages in, the performance of services of the type provided by the Company, its Affiliates and/or their predecessors at any time, past, present or future.
          (iii) “Consulting Services” shall mean the performance of any services of the type provided by the Company, its Affiliates and/or their predecessors at any time, past, present or future.
          (iv) “Prospective Client” shall mean any person, firm, corporation, or other organization whatsoever with whom the Company, its Affiliates and/or their predecessors have had any negotiations or discussions regarding the possible performance of services within the eighteen months preceding the termination of the Participant’s Qualified Status with the Constituent Companies.
          (v) “solicit” shall mean to have any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.
     8. No Acquired Rights. By participating in the Plan, and accepting the grant of RSUs under this Agreement, the Participant agrees and acknowledges that:
          (a) the Plan is discretionary in nature and that the Company can amend, cancel or terminate the Plan at any time;

          (b) the grant of the RSU under the Plan is voluntary and occasional, and does not create any contractual or other right to receive future grants of any RSUs or benefits in lieu of any RSUs, even if RSUs have been granted repeatedly in the past;
          (c) the value of the RSUs is an extraordinary item of compensation, which is outside the scope of the Participant’s Qualified Status contract, if any;
          (d) the RSUs are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;
          (e) the future value of the shares subject to the RSUs is unknown and cannot be predicted with any certainty;
          (f) the Participant shall not make any claim or have any entitlement to compensation or damages in connection with the termination of the RSUs or diminution in value of the RSUs under the Plan, and Participant hereby irrevocably releases the Company and all of its Affiliates from any such claim or entitlement; and
          (g) the Participant’s participation in the Plan shall not create a right to employment or further employment with or to provide services as a director, consultant or advisor to the Company or any of its Affiliates, and shall not interfere with or limit the ability of the Company to terminate the Participant’s employment relationship or other services at any time, with or without cause.
          (h) no terms of any contract of employment or consultancy (or similar agreement) of the Participant shall be affected in any way by the Plan, this Agreement or related instruments, except as otherwise expressly provided herein.
     9. No Rights of a Shareholder. The Participant shall not have any rights as a shareholder of the Company until the Shares in question have been registered in the Company’s register of shareholders.
     10. Unfunded Obligation; Unsecured Creditor. The RSUs granted hereunder are an unfunded obligation of the Company and no assets or shares of the Company shall be set segregated or earmarked by the Company in respect of any RSUs awarded hereunder. The RSUs granted hereunder shall be an unsecured obligation of the Company and the rights and interests of the Participant herein shall make him only a general, unsecured creditor of the Company.
     11. Legend on Certificates. Any Shares issued or transferred to the Participant pursuant to Section 3 of this Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable Federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant or to ensure compliance with any additional transfer restrictions that may be in effect from time to time, and the Committee may cause a legend or legends to be put on any certificates representing such Shares to make appropriate reference to such restrictions.
     12. Transferability Restrictions — RSUs/Underlying Shares. RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 12 shall be void and unenforceable against any Constituent Company. Any Shares issued or transferred to the Participant shall be subject to compliance by the Participant with such policies as the Committee or the Company may deem advisable from time to time, including, without limitation, policies relating to minimum executive employee share ownership requirements. Such policies shall be binding upon the permitted respective legatees, legal representatives, successors and assigns of the Participant. The Company shall give notice of any such additional or modified terms and restrictions applicable to Common Shares delivered or deliverable under the Agreement to the holder of the RSUs and/or the Common Shares so delivered, as appropriate, pursuant to the provisions of Section 13 or, if a valid address does not appear to exist in the personnel records, to the last address known by the Company of such holder. Notice of any such changes may be provided electronically, including, without limitation, by publication of such changes to a central website to which any holder of the RSUs or Common Shares issued therefrom has access.
     13. Notices. Any notice to be given under this Agreement shall be delivered personally, or sent by certified, registered or express mail, postage prepaid, addressed to the Company in care of its General Counsel at:

Accenture Ltd
1661 Page Mill Road
Palo Alto, CA 94304
Telecopy: (650) 213-2956
Attn: General Counsel
(or, if different, the then current principal business address of the duly appointed General Counsel of the Company) and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
     14. Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any issuance or transfer due under this Agreement or under the Plan or from any compensation or other amount owing to the Participant, applicable withholding taxes with respect to this Agreement or any issuance or transfer under this Agreement or under the Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. Notwithstanding the foregoing, if the Participant’s Qualified Status with the Company terminates due to death, Disability or Involuntary Termination, the payment of any applicable withholding taxes with respect to any further issuance or transfer of Shares under this Agreement or the Plan shall be made solely through the sale of Shares equal to the statutory minimum withholding liability.
     15. Choice of Law and Jurisdiction. The Participant acknowledges that, (a) as of the date hereof, the Shares underlying the RSUs granted to the Participant hereunder are publicly traded in the State of New York on the New York Stock Exchange, (b) the Company and its Affiliates have significant operations and numbers of employees in New York, and (c) the Company, for the purpose of ensuring predictability and uniformity of results, desires that there be a common body of law interpreting and enforcing this Agreement. The Parties acknowledge and agree that the State of New York has a reasonable relationship to this Agreement and the subject matter hereof and to the Parties’ relationship to one another. The Parties therefore agree that: THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW AND SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE NEW YORK COURTS.
     16. RSUs Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. All RSUs are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
     17. Rule 16b-3. The grant of the RSUs to the Participant hereunder is intended to be exempt from the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”) pursuant to Rule 16b-3 promulgated under the Exchange Act.
     18. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
     19. Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the parties with respect to the subject matter hereof.
     20. Severability of Agreement. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.
     21. Administration; Consent. In order to manage compliance with the terms of this Agreement, Common Shares delivered pursuant to the Agreement may, at the sole discretion of the Company, be registered in the name of the nominee for the holder of the Common Shares and/or held in the custody of a custodian until otherwise determined by the Company. To that end, by acceptance of this Agreement, the holder hereby appoints the Company, with full power of substitution and resubstitution, his or her true and lawful attorney-in-fact to assign, endorse and register for transfer into such nominee’s name or deliver to such custodian any such Common Shares, granting to such attorneys, and each of them, full power and authority to do and perform each and every act and thing whatsoever that such attorney or attorneys may deem necessary, advisable or appropriate to carry out fully the intent of this paragraph as such person might or could do personally. It is understood and agreed by each holder of the Common Shares delivered under the

Agreement that this appointment, empowerment and authorization may be exercised by the aforementioned persons with respect to all Common Shares delivered pursuant to the Agreement of such holder, and held of record by another person or entity, for the period beginning on the date hereof and ending on the later of the date the Agreement is terminated and the date that is ten years following the last date Common Shares are delivered pursuant to this Agreement. The form of the custody agreement and the identity of the custodian and/or nominee shall be as determined from time to time by the Company in its sole discretion. A holder of Common Shares delivered pursuant to the Agreement acknowledges and agrees that the Company may refuse to register the transfer of and enter stop transfer orders against the transfer of such Common Shares except for transfers deemed by it in its sole discretion to be in compliance with the terms of this Agreement. Each holder of Common Shares delivered pursuant to the Agreement agrees to execute such additional documents and take such other actions as may be deemed reasonably necessary or desirable by the Company to effect the provisions of the Agreement, as in effect from time to time. Each holder of Common Shares delivered pursuant to the Agreement acknowledges and agrees that the Company may impose a legend on any document relating to or Common Shares issued or issuable pursuant to this Agreement conspicuously referencing the restrictions applicable to such Common Shares.
     22. Section 409A. The RSUs granted hereunder shall not be deferred, paid out or modified in a manner that would result in the imposition of a penalty tax on the Participant under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). In the event that it is reasonably determined by the Committee that, as a result of Section 409A, the Shares and/or other payments in respect of the RSUs may not be delivered or paid at the time contemplated by the terms of this Agreement and the Plan without causing the Participant to be subject to a penalty tax under Section 409A, the Company will deliver such Shares (or make such payments) on the first day that would not result in the Participant incurring any tax liability under Section 409A.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date set forth above.

ACCENTURE LTD

By:

	Name:	Douglas G. Scrivner
	Title:	General Counsel and Secretary

PARTICIPANT

By:

Name:

Address:

EXHIBIT 1-A
Determination of RSU Vesting pursuant to Section 1(c) of the Agreement
1.	Determine Percentile Rank (PR) for each of the Comparison Companies in accordance with the following formula:
PR = (PB/N)(100)
Where:
     PB = ordinal position from the lowest TSR among the Comparison Companies. The Comparison Company with the lowest TSR is the first position from the bottom.
     N = number of Comparison Companies in the computation.
2.	After determining and ordering the PR for each Comparison Company, if the TSR of the Company is equal to the TSR of any other Comparison Company (rounded to the nearest 0.01), then the Company’s PR shall equal the PR of such Comparison Company. If the Company’s TSR is not equal to the TSR of any other Comparison Company, then the Company’s PR shall be determined by interpolation, using the TSRs and PRs of the Comparison Companies having the next highest and next lowest TSRs in comparison to the Company’s TSR. If there is no Comparison Company with a TSR that is higher than the Company’s TSR, then the Company’s PR shall be 100. If there is no Comparison Company with a TSR that is lower than the Company’s TSR, then the Company’s PR shall be equal to the PR of the lowest ranked Comparison Company.

3.	Upon determining the PR of the Company, the percentage of maximum RSUs granted under the Agreement that vest shall be determined as follows:

	Company PR	Percentage of maximum RSUs granted
Performance level	(measured as a percentile)	under the Agreement that vest
Maximum	The Company is ranked at or above the 75th percentile.	25%
Target	The Company is ranked at the 60th percentile.	16.67%
Threshold	The Company is ranked at the 40th percentile.	8.33%
	The Company is ranked below the 40th percentile.	0%
     Performance Between Threshold and Target. If the Company’s Percentile Rank is between “Threshold” and “Target,” the percentage of the maximum RSUs granted to the Participant under the Agreement that shall vest pursuant to Section 1(c) of the Agreement shall equal (a) 8.33% of the RSUs granted under the Agreement plus (b) an additional percentage of the maximum RSUs granted to the Participant under the Agreement, which percentage shall be determined in accordance with the following formula:
(PR — 40) x 8.34
20
     where, PR equals the Percentile Rank of the Company, as determined above.
     Performance Between Target and Maximum. If the Company’s Percentile Rank is between “Target” and “Maximum,” the percentage of the RSUs granted to the Participant under the Agreement that shall vest pursuant to Section 1(c) of the Agreement shall equal (a) 16.67% of the RSUs granted under the Agreement plus (b) an additional percentage, not to exceed 8.33%, of the maximum RSUs granted to the Participant under the Agreement, which percentage shall be determined in accordance with the following formula:
(PR — 60) x 8.33
15
where, PR equals the Percentile Rank of the Company, as determined above.

EXHIBIT 1-B
Determination of RSU Vesting pursuant to Section 1(d) of the Agreement
1.	Determine the Company actual percentage of Target Cumulative Operating Income (“AP”) by dividing the Company’s Actual Cumulative Operating Income by the Target Cumulative Operating Income and expressing the result as a percentage (the resulting percentage being referred to as the “Performance Rate” or “PR”).

2.	Upon determining the Company’s Performance Rate, the percentage of maximum RSUs granted under the Agreement that vest shall be determined as follows:

		Percentage of RSUs
		granted under the
Performance level	Company’s Performance Rate	Agreement that vest
Maximum	125% or greater	75%
Target	100%	50%
Threshold	80%	25%
	Less than 80%	0%
     Performance Between Threshold and Target. If the Company’s Performance Rate is between “Threshold” and “Target,” the percentage of the maximum RSUs granted to the Participant under the Agreement that shall vest pursuant to Section 1(d) of the Agreement shall equal (a) 25% of the maximum RSUs granted under the Agreement, plus (b) an additional percentage of the maximum RSUs granted to the Participant under the Agreement, which percentage shall be determined in accordance with the following formula:
( PR — 80 ) x 1.25

where, PR equals the Company’s Performance Rate, as determined above.
     Performance Between Target and Maximum. If the Company’s Performance Rate is between “Target” and “Maximum,” the percentage of the maximum RSUs granted to the Participant under the Agreement that shall vest pursuant to Section 1(d) of the Agreement shall equal (a) 50% of the maximum RSUs granted under the Agreement, plus (b) an additional percentage, not to exceed 25%, of the maximum RSUs granted to the Participant under the Agreement, which percentage shall be determined in accordance with the following formula:
( PR – 100 )

where, PR equals the Company’s Performance Rate, as determined above.

RSU Grant Agreement
This Restricted Share Unit grant is subject to the Essential Grant Terms as stated below and the Terms and Conditions attached herein, which together constitute the Restricted Share Unit agreement (the “Agreement”).
Essential Grant Terms
Participant:
Restricted Share Unit Award:
RSUs Awarded:
Award Date:
Vesting Schedule

Vest Date	RSUs Vesting

Release Schedule

Release Date	RSU Shares to be Released

Date:

                Participant Signature